Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Interchange Corporation on Form S-8 of our report dated February 18, 2005, except for Note 14 as to which the date is February 28, 2005, appearing in the Annual Report on Form 10-KSB of Interchange Corporation for the year ended December 31, 2004.

/s/ Haskell & White LLP
HASKELL & WHITE LLP
Irvine, California
August 22, 2005